CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-1A of FundX Investment Trust, to the use of our report dated May 28, 2014 on the financial statement of FundX Upgrader Fund, a series of FundX Investment Trust, and  to the use of our report dated November 27, 2013 on the financial statements and financial highlights of FundX Upgrader Fund, FundX Flexible Income Fund, FundX Conservative Upgrader Fund, FundX Aggressive Upgrader Fund, FundX Tactical Upgrader Fund, and FundX Tactical Total Return Fund, each a series of Professionally Managed Portfolios.   Such financial statements and financial highlights appear in the 2013 Annual Report to Shareholders, which is incorporated by reference.

/s/           TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
May 28, 2014